AMERICAN EAGLE OUTFITTERS

Announces Chief Financial Officer to Step Down

PITTSBURGH-May 18, 2012, American Eagle Outfitters, Inc. (NYSE: AEO) today announced that its chief financial officer, Joan Hilson, is stepping down. An active search for a successor is currently underway. Ms. Hilson will work with the company through the end of July 2012 to ensure an orderly transition.

Effective immediately, Scott Hurd, AEO's vice president and controller, will lead day-to-day management of the finance team, and assume the roles of interim principal accounting officer and interim principal financial officer, until a successor is appointed.

Robert Hanson, chief executive officer stated, "Joan has been a dedicated member of the AEO team for more than six years. On behalf of the company, I'd like to thank her for her contributions. I also appreciate Joan's support during my transition and wish her all the best in her future endeavors."

"AEO is a great company with tremendous potential," said Hilson. "I am grateful for the experience of working with such a talented group of people."

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle Outfitters, Aerie and 77kids brands. The company operates more than 1,000 stores in North America, and ships to 77 countries worldwide through its websites. American Eagle Outfitters and Aerie merchandise also is available at approximately 25 international franchise stores in 10 countries. For more information, please visit www.ae.com.

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